Exhibit 99

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces

Second Quarter 2014 Financial and Operating Results

Record Production Reaches 109,760 BOE/d in Q2 2014, Up 9.7% Over Q1 2014,

Exceeds High End of Guidance

Record Bakken/Three Forks Production of 80,195 BOE/d in Q2 2014,

Up 33% Over Q2 2013

Redtail Niobrara Production of 7,235 BOE/d in Q2 2014,

Up 59% Over Q1 2014

Tarpon Well Completed in 2nd Bench of Three Forks Flowing 6,071 BOE/d

Raising Mid-Point of 2014 Production Guidance to 20% Over 2013

Q2 2014 Net Income Available to Common Shareholders of $151.4 Million

or $1.26 per Diluted Share and Adjusted Net

Income of $167.9 Million or $1.40 per Diluted Share

Q2 2014 Discretionary Cash Flow Totals a Record $556.2 Million

DENVER – July 30, 2014 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the second quarter of 2014 totaled a record 10.0 million barrels of oil equivalent (MMBOE), of which 88% was crude oil/natural gas liquids (NGLs). The production total exceeded the high end of our guidance and equates to an average production rate of 109,760 barrels of oil equivalent per day (BOE/d), which represents a sequential increase of 9.7% over the first quarter 2014 average of 100,065 BOE/d. With our record production, we generated record discretionary cash flow of $556.2 million for the quarter.

James J. Volker, Whiting’s Chairman and CEO, commented, “Our double-play in the Bakken and Niobrara continued in the second quarter with record production and cash flow. We believe we have plenty of running room in the Williston Basin, particularly in light of our new completion techniques and downspacing programs. Our net production from the Bakken/Three Forks in the second quarter reached a record 80,195 BOE/d, representing a 33% increase over the second quarter of 2013. In the Niobrara, our net production of 7,235 BOE/d in the second quarter represented a sequential 59% increase over the first quarter of 2014.”

Mr. Volker added, “Based on our mid-year reserve estimates, the EURs associated with our well completions that used cemented liners and plug-and-perf technology were approximately 23% higher than wells completed with uncemented liners and sliding sleeve completion technology. We believe there could be additional upside from the use of coiled tubing and slickwater frac technologies. Our first slickwater frac, the Sundheim 21-27-1H, achieved a first 120-day production rate that was 44% greater than the offsetting well, which was completed using an uncemented liner and sliding sleeve technology. We plan to utilize more coiled tubing fracs and slickwater fracs in the third quarter of 2014.”

Operating and Financial Results

The following table summarizes the second quarter operating and financial results for 2014 and 2013:

	Three Months Ended June 30,
	2014	2013	Change
Production (MBOE/d) (1)	109.76	93.38	+18%
Discretionary Cash Flow-MM (2)	$556.2	$440.9	+26%
Realized Price ($/BOE)	$82.16	$75.88	+8%
Total Revenues-MM	$835.6	$663.6	+26%
Net Income Available to Common Shareholders-MM (3)	$151.4	$134.7	+12%
Per Basic Share	$1.27	$1.14	+11%
Per Diluted Share	$1.26	$1.14	+11%
Adjusted Net Income Available to Common Shareholders-MM (4)	$167.9	$121.3	+38%
Per Basic Share	$1.41	$1.03	+37%
Per Diluted Share	$1.40	$1.02	+37%

(1)	Includes production of 7.56 MBOE/d for the three months ended June 30, 2013 attributable to the Postle field, which was sold on July 15, 2013.
(2)	A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.
(3)	For the three months ended June 30, 2014, net income available to common shareholders included $21.0 million of pre-tax, non-cash derivative losses or $0.11 per basic and diluted share after tax. For the three months ended June 30, 2013, net income available to common shareholders included $36.8 million of pre-tax, non-cash derivative gains or $0.20 per basic share and $0.19 per diluted share after tax.
(4)	A reconciliation of adjusted net income available to common shareholders to net income available to common shareholders is included later in this news release.

The following table summarizes the first six months operating and financial results for 2014 and 2013:

	Six Months Ended June 30,
	2014	2013	Change
Production (MBOE/d) (1)	104.94	91.27	+15%
Discretionary Cash Flow-MM (2)	$1,038.1	$841.9	+23%
Realized Price ($/BOE)	$81.14	$75.34	+8%
Total Revenues-MM	$1,575.9	$1,276.9	+23%
Net Income Available to Common Shareholders-MM (3)	$260.5	$220.7	+18%
Per Basic Share	$2.19	$1.87	+17%
Per Diluted Share	$2.17	$1.86	+17%
Adjusted Net Income Available to Common Shareholders-MM (4)	$294.0	$233.0	+26%
Per Basic Share	$2.47	$1.98	+25%
Per Diluted Share	$2.45	$1.96	+25%

(1)	Includes production of 7.62 MBOE/d for the six months ended June 30, 2013 attributable to the Postle field, which was sold on July 15, 2013.
(2)	A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.
(3)	For the six months ended June 30, 2014, net income available to common shareholders included $44.7 million of pre-tax, non-cash derivative losses or $0.24 per basic share and $0.23 per diluted share after tax. For the six months ended June 30, 2013, net income available to common shareholders included $10.6 million of pre-tax, non-cash derivative gains or $0.06 per basic and diluted share after tax.
(4)	A reconciliation of adjusted net income available to common shareholders to net income available to common shareholders is included later in this news release.

Capital Budget / Production Guidance

Due to better than expected well results and a higher level of non-operated drilling activity, we are raising our 2014 production guidance and capital budget. We are increasing our capital budget to $2.8 billion from $2.7 billion primarily to reflect the increase in non-operated drilling activity. We are also making a corresponding increase in our 2014 production guidance to a mid-point of 20% over 2013, up from a mid-point of 18% over 2013.

Operational Highlights

Core Development Areas

Williston Basin Development

We hold a total of 1,059,957 gross (674,162 net) acres in the Williston Basin in North Dakota and Montana. In the second quarter of 2014, production from the Bakken/Three Forks averaged a record 80,195 BOE/d, an increase of 33% over the 60,455 BOE/d in the second quarter of 2013. The Bakken/Three Forks represented 73% of Whiting’s total second quarter production.

Cemented Liner Completions. Our cemented liner completion method has produced significant increases in well productivity. Based on our mid-year reserve estimates, we believe the EURs associated with our well completions that used cemented liners and plug-and-perf technology were approximately 23% higher than wells completed with uncemented liners and sliding sleeve completion technology.

Recent results using cemented liner completions in our Hidden Bench field have been particularly strong. The 11 wells completed in the second quarter using cemented liners had an average IP rate of 2,872 BOE/d, a 50% increase over the average of our Hidden Bench wells completed with our prior sliding sleeve technology.

Three Forks Second Bench Exploratory Results. In our Tarpon field located in McKenzie County, North Dakota, we completed the Skaar Federal 41-3TFHU in the second bench of the Three Forks formation flowing 6,071 BOE/d on June 7, 2014. The well was completed in a total of 30 stages with a cemented liner and plug-and-perf technology. Whiting holds a 44.8% working interest in the new producer.

We also completed an offsetting well, the Skaar Federal 41-3TFH, in the Upper Three Forks formation flowing 6,634 BOE/d on June 7, 2014. Whiting holds an 82.4% working interest in this well. It appears that there is no communication between the two Skaar wells. Our drilling plans in 2014 focus on drilling spacing units (DSUs) with an average weighted working interest of 83%. Whiting has now recorded the highest initial production rate for both the Upper Three Forks and the second bench of the Three Forks, according to the North Dakota Industrial Commission.

Highlighting recent exploratory activity at our Sanish field was our completion of a well in the second bench of the Three Forks. The Bartleson 44-1-2TFH was tested on May 28, 2014 flowing 1,124 BOE/d. The well was fraced in 29 stages with a cemented liner and plug-and-perf technology. Whiting owns a 100% working interest in the Bartleson well, which was drilled on the west side of the Sanish field.

Slickwater Fracs. Our first slickwater frac job, the Sundheim 21-27-1H well at our Missouri Breaks field in McKenzie County, North Dakota, was completed on August 24, 2013 and had a first 120-day production rate of 374 BOE/d. This was 44% greater than the offsetting well, which was completed using an uncemented liner and sliding sleeve technology. We currently have 11 slickwater fracs either underway or planned for the third quarter of 2014 at the Missouri Breaks, Sanish, Hidden Bench and Pronghorn fields. We also have a slickwater frac planned for our Redtail Niobrara field in the third quarter of 2014. In development mode, we expect the cost of a slickwater frac job to be consistent with a plug-and-perf completion.

Coiled Tubing Fracs. Whiting is the operator of a well that set a record for most stages using a coiled tubing frac, according to NCS Energy Services. The Waldock Federal 14-4-3XH, located in the Sanish field in Mountrail County, North Dakota, was completed on June 26, 2014 in 93 stages and is currently being tested.

A key benefit of coiled tubing fracs are cycle-time efficiencies in high well density areas. Without the need to drill out the plugs, we have been able to accelerate production by five to seven days per pad where we have tested it in the Williston Basin. We have additional coiled tubing fracs planned for the east side of Sanish field as well as the Tarpon, Pronghorn and Redtail Niobrara fields in the third quarter of 2014.

Denver Julesberg Basin Development

Redtail Niobrara Field. We hold a total of 180,115 gross (128,721 net) acres in our Redtail Niobrara field, located in the Denver Julesberg Basin in Weld County, Colorado. Net production from our Redtail Niobrara field averaged 7,235 BOE/d in the second quarter of 2014, representing a sequential increase of 59% over the 4,550 BOE/d average in the first quarter of 2014.

Our first eight-well pad, the Razor 27I, came on stream on April 15, 2014. The pad drilled four wells to the Niobrara “B” zone and four wells to the Niobrara “A” zone. The production profile for both zones is similar. The pad is currently producing 4,699 BOE/d. On average, the 90-day rate for the Niobrara “A” zone wells was 553 BOE/d, and the 90-day rate for the Niobrara “B” zone wells was 498 BOE/d. We completed all eight wells with cemented liners using plug-and-perf technology. Each well was fracture stimulated in 40 stages with average sand volumes of 6.5 million pounds of sand.

We spud our 30F super pad located in the Horsetail township in early June 2014. This high density pilot will test a 32-well per DSU pattern in the “A”, “B” and “C” zones. If successful, our potential drilling locations at Redtail would increase to more than 6,600 gross wells.

A fourth rig recently arrived at Redtail. This rig will drill approximately six delineation wells on the northern and eastern portions of Redtail. We now have a 3-D seismic survey on this northern acreage that enables us to stay in the targeted “A” and “B” zones. We plan to add a fifth rig in late August 2014 which will be pad capable.

Operated Drilling Rig Count

As of July 15, 2014, 18 operated drilling rigs were active on our properties. The breakdown of our operated rigs was as follows:

Region
Northern Rockies	13
Central Rockies	3
Permian Basin	1
North Ward Estes	1

Total	18

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended June 30, 2014 and 2013:

	Three Months Ended June 30,
	2014		2013		Change
Production
Oil (MMBbl)	8.01		6.70		20%
NGLs (MMBbl)	0.79		0.69		13%
Natural gas (Bcf)	7.15		6.62		8%
Total equivalent (MMBOE)	9.99		8.50		18%
Average sales price
Oil (per Bbl):
Price received	$93.03		$89.15		4%
Effect of crude oil hedging	(0.64	)(1)	(1.05	)(1)

Realized price	$92.39		$88.10		5%

NYMEX	$102.98		$94.23		9%

NGLs (per Bbl):
Realized price	$39.30		$37.80		4%

Natural gas (per Mcf):
Realized price	$6.95		$4.27		63%

NYMEX	$4.68		$4.10		14%

(1)	Whiting paid $5.1 million and $7.0 million in pre-tax cash settlements on its crude oil hedges during the second quarter of 2014 and 2013, respectively. A summary of Whiting’s outstanding hedges is included later in this news release.

Second Quarter and First Half 2014 Costs and Margins

A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Per BOE, Except Production)
Production (MMBOE)	9.99	8.50	18.99	16.52
Sales price, net of hedging	$82.16	$75.88	$81.14	$75.34
Lease operating expense	11.85	12.37	12.27	12.41
Production tax	6.89	6.33	6.79	6.36
General & administrative	3.56	3.44	3.57	3.52
Exploration	1.35	2.86	1.98	2.62
Cash interest expense	3.71	2.42	3.89	2.40
Cash income tax expense (benefit)	0.74	(0.30)	0.44	(0.13)

	$54.06	$48.76	$52.20	$48.16

Second Quarter and First Half 2014 Drilling and Expenditures Summary

The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three and six months ended June 30, 2014:

	Gross/Net Wells Completed
	Producing	Non-Producing	Total New Drilling	% Success Rate	CAPEX (in MM)
Q2 14	142 / 73.6	0 / 0	142 / 73.6	100% / 100%	$768.5	(1)
6M 14	285 / 126.5	2 / 1.2	287 / 127.7	99% / 99%	$1,451.9	(2)

(1)	Includes $9.8 million for land and $44.1 million for facilities.
(2)	Includes $40.1 million for land and $84.6 million for facilities.

Outlook for Third Quarter and Full-Year 2014

The following table provides guidance for the third quarter and full-year 2014 based on current forecasts, including Whiting’s full-year 2014 capital budget of $2.8 billion.

Guidance
	Third Quarter 2014	Full-Year 2014
Production (MMBOE)	10.50 - 10.90	40.70 - 41.30
Lease operating expense per BOE	$11.25 - $12.00	$11.60 - $11.90
General and admin. expense per BOE	$3.30 - $3.70	$3.40 - $3.60
Interest expense per BOE	$3.50 - $3.80	$3.80 - $4.00
Depr., depletion and amort. per BOE	$26.50 - $27.25	$26.20 - $27.00
Prod. taxes (% of sales revenue)	8.25% - 8.45%	8.25% - 8.45%
Oil price differentials to NYMEX per Bbl(1)	($9.00) - ($11.00)	($8.50) - ($10.50)
Gas price premium to NYMEX per Mcf(2)	$1.00 - $ 2.00	$1.00 - $ 2.00

(1)	Does not include the effect of NGLs.
(2)	Includes the effect of Whiting’s fixed-price gas contracts. Please refer to fixed-price gas contracts later in this news release.

Commodity Derivative Contracts

The following summarizes Whiting’s crude oil hedges as of July 1, 2014:

Derivative Instrument	Hedge Period	Contracted Volume (Bbls per Month)	Weighted Average NYMEX Price (per Bbl)	As a Percentage of June 2014 Oil Production
Three-way collars(1)	2014
	Q3	1,480,000	$71.82 - $85.68 - $103.85	53.5%
	Q4	1,480,000	$71.82 - $85.68 - $103.85	53.5%
	2015
	Q1	100,000	$70.00 - $85.00 - $107.90	3.6%
	Q2	100,000	$70.00 - $85.00 - $107.90	3.6%
	Q3	100,000	$70.00 - $85.00 - $107.90	3.6%
	Q4	100,000	$70.00 - $85.00 - $107.90	3.6%
Collars	2014
	Q3	4,060	$80.00 - $122.50	<1%
	Q4	3,970	$80.00 - $122.50	<1%

(1)	A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

The following summarizes Whiting’s fixed-price natural gas contracts as of July 1, 2014:

Hedge Period	Contracted Volume (MMBtu per Day)	Weighted Average Contracted Price (per MMBtu)	As a Percentage of June 2014 Gas Production
2014
Q3	11,000	$5.49	13.4%
Q4	11,000	$5.49	13.4%

Whiting also has the following fixed-differential crude oil sales contracts in place as of July 1, 2014:

Period	Gross Contracted Volume (Bbls per Day)	Differential from NYMEX (per Bbl)
2015	25,000	$4.75
2016	30,000	$4.75
2017	35,000	$4.75
2018	40,000	$4.75
2019	45,000	$4.75

Period	Gross Contracted Volume (Bbls per Day)	Differential from NYMEX (per Bbl)(1)
07/2015 to 12/2015	20,000	$5.00 - $6.00
01/2016 to 12/2016	20,000	$5.00 - $6.00
01/2017 to 12/2017	20,000	$5.00 - $6.00
01/2018 to 12/2018	20,000	$5.00 - $6.00
01/2019 to 12/2019	20,000	$5.00 - $6.00
01/2020 to 06/2020	20,000	$5.00 - $6.00

(1)	The future production volumes in the table above will be sold at a price equal to NYMEX less certain fixed differentials depending on the delivery methods specified in the contract. Based on prevailing storage and transportation costs, we estimate a fixed differential of $5.00 to $6.00 per barrel below NYMEX.

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Selected operating statistics:
Production
Oil, MBbl	8,010	6,701	15,251	12,951
NGLs, MBbl	787	694	1,435	1,404
Natural gas, MMcf	7,150	6,617	13,852	12,988
Oil equivalents, MBOE	9,988	8,498	18,994	16,520
Average prices
Oil per Bbl (excludes hedging)	$93.03	$89.15	$91.04	$88.65
NGLs per Bbl	$39.30	$37.80	$45.47	$40.20
Natural gas per Mcf	$6.95	$4.27	$6.73	$4.04
Per BOE data
Sales price (including hedging)	$82.16	$75.88	$81.14	$75.34
Lease operating	$11.85	$12.37	$12.27	$12.41
Production taxes	$6.89	$6.33	$6.79	$6.36
Depreciation, depletion and amortization	$26.88	$26.29	$26.52	$25.70
General and administrative	$3.56	$3.44	$3.57	$3.52
Selected financial data:
(In thousands, except per share data)
Total revenues and other income	$835,622	$663,569	$1,575,871	$1,276,940
Total costs and expenses	$584,279	$455,598	$1,139,116	$931,205
Net income available to common shareholders	$151,444	$134,687	$260,513	$220,681
Earnings per common share, basic	$1.27	$1.14	$2.19	$1.87
Earnings per common share, diluted	$1.26	$1.14	$2.17	$1.86
Average shares outstanding, basic	118,968	117,930	118,946	117,859
Average shares outstanding, diluted	120,027	118,901	120,045	118,929
Net cash provided by operating activities	$567,769	$442,617	$891,666	$740,231
Net cash used in investing activities	$(742,568)	$(574,590)	$(1,322,122)	$(1,203,081)
Net cash provided by (used in) financing activities	$(4,555)	$147,103	$(41,921)	$441,362

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$227,083	$699,460
Accounts receivable trade, net	464,474	341,177
Prepaid expenses and other	41,566	28,981

Total current assets	733,123	1,069,618

Property and equipment:
Oil and gas properties, successful efforts method	11,421,570	10,065,150
Other property and equipment	234,116	206,385

Total property and equipment	11,655,686	10,271,535
Less accumulated depreciation, depletion and amortization	(3,158,917)	(2,676,490)

Total property and equipment, net	8,496,769	7,595,045
Debt issuance costs	47,845	48,530
Other long-term assets	81,231	120,277

TOTAL ASSETS	$9,358,968	$8,833,470

WHITING PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands, except share and per share data)

	June 30, 2014	December 31, 2013
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	144,801	107,692
Accrued capital expenditures	216,076	158,739
Accrued liabilities and other	219,525	214,109
Revenues and royalties payable	214,147	198,558
Taxes payable	69,505	50,052
Accrued interest	43,057	44,405
Derivative liabilities	24,044	3,482
Deferred income taxes	10,324	648

Total current liabilities	941,479	777,685
Long-term debt	2,653,512	2,653,834
Deferred income taxes	1,436,447	1,278,030
Production Participation Plan liability	—	87,503
Asset retirement obligations	157,243	116,442
Deferred gain on sale	68,852	79,065
Other long-term liabilities	4,300	4,212

Total liabilities	5,261,833	4,996,771

Commitments and contingencies
Equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 120,443,221 issued and 118,981,965 outstanding as of June 30, 2014 and 120,101,555 issued and 118,657,245 outstanding as of December 31, 2013	120	120
Additional paid-in capital	1,583,501	1,583,542
Retained earnings	2,505,418	2,244,905

Total Whiting shareholders’ equity	4,089,039	3,828,567
Noncontrolling interest	8,096	8,132

Total equity	4,097,135	3,836,699

TOTAL LIABILITIES AND EQUITY	$9,358,968	$8,833,470

WHITING PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$825,760	$651,868	$1,547,010	$1,256,982
Loss on hedging activities	—	(437)	—	(648)
Amortization of deferred gain on sale	7,473	7,954	15,217	15,930
Gain on sale of properties	1,796	3,387	12,355	3,432
Interest income and other	593	797	1,289	1,244

Total revenues and other income	835,622	663,569	1,575,871	1,276,940

COSTS AND EXPENSES:
Lease operating	118,361	105,080	233,147	204,958
Production taxes	68,857	53,814	128,887	105,085
Depreciation, depletion and amortization	268,509	223,446	503,774	424,605
Exploration and impairment	31,512	43,393	73,619	80,673
General and administrative	35,555	29,213	67,889	58,098
Interest expense	39,045	23,121	81,189	44,591
Change in Production Participation Plan liability	(3,636)	7,723	—	12,130
Commodity derivative (gain) loss, net	26,076	(30,192)	50,611	1,065

Total costs and expenses	584,279	455,598	1,139,116	931,205

INCOME BEFORE INCOME TAXES	251,343	207,971	436,755	345,735
INCOME TAX EXPENSE (BENEFIT):
Current	7,355	(2,511)	8,355	(2,089)
Deferred	92,562	75,538	167,923	126,636

Total income tax expense	99,917	73,027	176,278	124,547

NET INCOME	151,426	134,944	260,477	221,188
Net loss attributable to noncontrolling interest	18	12	36	31

NET INCOME AVAILABLE TO SHAREHOLDERS	151,444	134,956	260,513	221,219
Preferred stock dividends	—	(269)	—	(538)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$151,444	$134,687	$260,513	$220,681

EARNINGS PER COMMON SHARE:
Basic	$1.27	$1.14	$2.19	$1.87

Diluted	$1.26	$1.14	$2.17	$1.86

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	118,968	117,930	118,946	117,859

Diluted	120,027	118,901	120,045	118,929

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income Available to Common Shareholders to

Adjusted Net Income Available to Common Shareholders

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income available to common shareholders	$151,444	$134,687	$260,513	$220,681
Adjustments net of tax:
Amortization of deferred gain on sale	(4,708)	(5,002)	(9,587)	(10,017)
Gain on sale of properties	(1,132)	(2,130)	(7,784)	(2,158)
Impairment expense	11,369	11,979	22,700	23,557
Change in Production Participation Plan liability	(2,291)	4,856	—	7,627
Total measure of derivative (gain) loss reported under U.S. GAAP	16,428	(18,710)	31,885	1,077
Total net cash settlements paid on commodity derivatives during the period	(3,229)	(4,416)	(3,696)	(7,751)

Adjusted net income (1)	$167,881	$121,264	$294,031	$233,016

Adjusted net income available to common shareholders per share, basic	$1.41	$1.03	$2.47	$1.98

Adjusted net income available to common shareholders per share, diluted	$1.40	$1.02	$2.45	$1.96

(1)	Adjusted Net Income Available to Common Shareholders is a non-GAAP financial measure. Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis. In addition, management believes that Adjusted Net Income Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$567,769	$442,617	$891,666	$740,231
Exploration	13,466	24,343	37,588	43,209
Exploratory dry hole costs	(70)	(11,628)	(3,622)	(11,628)
Changes in working capital	(24,978)	(14,191)	112,516	70,668
Preferred stock dividends paid	—	(269)	—	(538)

Discretionary cash flow (1)	$556,187	$440,872	$1,038,148	$841,942

(1)	Discretionary cash flow is a non-GAAP measure. Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, July 31, 2014 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2014 financial and operating results. Please call (877) 415-3182 (U.S./Canada) or (857) 244-7325 (International) to be connected to the call and enter the pass code 58389225. Access to a live internet broadcast will be available at http://www.whiting.com by clicking on the button labeled “Kodiak Acquisition” on the home page. Slides for the conference call will be available at the same location beginning at 11:00 a.m. (EDT) on July 31, 2014.

A replay will be available on Friday, August 1, 2014 and continuing through Friday, August 8, 2014. You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 38451478.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the ability to obtain shareholder, court and regulatory approval of our proposed acquisition (the “Acquisition”) of Kodiak Oil & Gas Corp. (“Kodiak”); the ability to complete the proposed Acquisition on anticipated terms and timetable; Whiting’s and Kodiak’s ability to integrate successfully after the Acquisition and achieve anticipated benefits from the Acquisition; the possibility that various closing conditions for the Acquisition may not be satisfied or waived; declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write downs; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2013. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. The proposed Acquisition anticipates that the Whiting shares to be issued pursuant to the Acquisition will be exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act. Consequently, the Whiting shares will not be registered under the Securities Act or any state securities laws. In connection with the proposed Acquisition, Whiting and Kodiak intend to file relevant materials with the SEC and other governmental or regulatory authorities, including a joint proxy statement and circular. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND CIRCULAR AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WHITING, KODIAK AND THE PROPOSED ACQUISITION. The joint proxy statement and circular and certain other relevant materials (when they become available) and other documents filed by Whiting or Kodiak with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents (when they become available) free of charge by written request to Whiting Investor Relations, 1700 Broadway, Suite 2300, Denver, CO 80290-2300 or calling (303) 390-4051 or by written request to Kodiak Investor Relations, 1625 Broadway, Suite 250, Denver, CO 80202 or calling (303) 592-8030.

Participants in the Solicitation

Whiting, Kodiak and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed Acquisition. Information about the executive officers and directors of Whiting and the number of shares of Whiting’s common stock beneficially owned by such persons is set forth in the proxy statement for Whiting’s 2014 Annual Meeting of Stockholders which was filed with the SEC on March 23, 2014, and Whiting’s Annual Report on Form 10-K for the period ended December 31, 2013. Information about the executive officers and directors of Kodiak and the number of Kodiak’s ordinary shares beneficially owned by such persons is set forth in the proxy statement for Kodiak’s 2014 Annual Meeting of Shareholders which was filed with the SEC on May 9, 2014, and Kodiak’s Annual Report on Form 10-K for the period ended December 31, 2013. Investors may obtain additional information regarding the direct and indirect interests of Whiting, Kodiak and their respective executive officers and directors in the Acquisition by reading the joint proxy statement and circular regarding the Acquisition when it becomes available.

Contact

Whiting

Eric Hagen

(303) 390-4051

eric.hagen@whiting.com